Exhibit 99.1

Redwood Holdco, LP (“Redwood”) and AP VIII Aspen Holdings, L.P. (“Aspen Holdings”) each hold Class A common stock, par value $0.0001 per share, of the Issuer.

The general partner of Redwood is Redwood GP, LLC (“Redwood GP”). New Outerwall is the sole limited partner of Redwood and the sole member of Redwood GP. New Outerwall is an indirect majority owned subsidiary of Parent Holdings and Parent Holdings’ sole member, Aspen Holdings. The general partner of Aspen Holdings is AP VIII Aspen Holdings GP, LLC (“Aspen GP”) and Apollo Management VIII, L.P. (“Management VIII”) is the sole member of Aspen GP. AIF VIII Management, LLC (“AIF VIII”) serves as the general partner of Management VIII. Apollo Management, L.P. (“Apollo Management”) serves as the sole member and manager of AIF VIII and Apollo Management GP, LLC (“Management GP”) serves as the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings.

The reporting persons and Messrs. Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all the shares of Class A common stock held by Redwood and Aspen Holdings, except to the extent of any pecuniary interest therein, and the filing of this Form 4 shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.